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                                  July 27, 2001


Cendant Corporation
9 West 57th Street
New York, NY  10019

                           Re:  Offering of Upper DECS

Ladies and Gentlemen:

                  We have acted as special counsel to Cendant Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the Prospectus Supplement, dated July 20, 2001 (the "Prospectus Supplement"), relating to certain investment units (the "Upper DECS"), initially comprised of forward purchase contracts to purchase shares of common stock of the Company, par value $0.01 per share, and senior notes due 2006 (the "Notes") issued by the Company.

                  In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Underwriting Agreement, dated July 20, 2001, between Salomon Smith Barney Inc. and the Company, (ii) the Registration Statement on Form S-3 (File No. 333-49405) of the Company filed with the Securities and Exchange Commission (the "Commission") on April 13, 1998, under the Securities Act of 1933, as amended (the "Securities Act"), and the Registration Statement on Form S-3 (File No. 333-65456) of the Company filed with the Commission on July 19, 2001, under the Securities Act, (iii) the Prospectus of the Company, dated November 18, 1998 (the "Prospectus"), (iv) the Prospectus Supplement, (v) the Senior Indenture, dated as of February 24, 1998, between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee (the "Trustee"), as supplemented by the Fourth Supplemental Indenture, dated as of July 27, 2001, between the Company and the Trustee, (vi) the Purchase Contract Agreement between the Company and Bank One Trust Company, National Association, as Purchase Contract Agent, dated as of July 27, 2001, and (vii) such

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Cendant Corporation
July 27, 2001
Page 2



other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have also relied upon statements and representations made to us by representatives of the Company. For purposes of this opinion, we have assumed the validity and accuracy of the documents, certificates, records, statements, and representations referred to above.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.

                  Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that:

                  (1) although the discussion set forth in the Prospectus Supplement under the heading "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Upper DECS, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Upper DECS, based upon current United States federal income tax law; and

                  (2) the Notes will be treated as indebtedness of the Company for United States federal income tax purposes.

                  We express no opinion concerning any tax consequences associated with the Upper DECS other than those specifically set forth herein.


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Cendant Corporation
July 27, 2001
Page 3

                  This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change or differing interpretations, possibly with retroactive effect. Moreover, there can be no assurance that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court of law. A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants, or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

                  This opinion is delivered to you solely for use in connection with the Prospectus Supplement and is not to be used, circulated, quoted or otherwise referred to for any other purpose, or relied upon by any other person, without our express written permission. In accordance with the requirements of
Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to our firm in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.


                                             Very truly yours,

                                             /s/ Skadden, Arps, Slate, Meagher &
                                                 Flom LLP